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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-25877, 333-28483, 333-30371, and 333-67684 on Forms S-8 of our report dated
March 30, 2005 relating to the financial statements and financial statement schedule of Payless ShoeSource, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2), and of our report dated March 30, 2005 relating to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Payless ShoeSource, Inc. and subsidiaries for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
April 8, 2005